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EXHIBIT 99.1


AT ANDREA ELECTRONICS CORPORATION

Corisa L. Guiffre
Vice President and Chief Financial Officer
1-800-447-7787

      FOR IMMEDIATE RELEASE

August 15, 2003

              ANDREA ELECTRONICS CORPORATION MAINTAINS AMEX LISTING

Melville, New York - August 15, 2003 - Earlier this year, Andrea Electronics Corporation (AMEX:AND) ("Andrea" or "the Company") received notice from the American Stock Exchange ("AMEX" or "the Exchange") indicating that the Company is below certain of the Exchange's continued listing standards. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on June 25, 2003 presented its plan to the Exchange. On August 13, 2003 the Exchange notified Andrea that it has accepted the Company's plan of compliance and granted an extension of time to November 23, 2004 to regain compliance with the continued listing standards. Andrea will be subject to periodic review by the Exchange staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

In its original notice to the Company, AMEX cited the following non-compliance items: shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of its three most recent fiscal years; shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and shareholders' equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years, as set forth in Section 1003(a)(i)-(iii), respectively, of the AMEX Company Guide.

Corisa L. Guiffre, Andrea's Vice President and Chief Financial Officer stated, "Notwithstanding the fact that redeemable convertible preferred stock issuances are presented outside of shareholders' equity on our condensed consolidated balance sheet, the plan approved by AMEX includes a provision for a substantial capital infusion as well as an operational repositioning within the extension period. On July 2, 2003, we announced that Andrea had retained FTI Merger & Acquisition Advisors, LLC to explore potential strategic alternatives and assist in capital raising efforts. The next step is to execute the operational piece of the plan."

ABOUT ANDREA ELECTRONICS

Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company's patented Digital Super Directional Array (DSDA), patented PureAudio, patented EchoStop and patent-pending Directional Finding and Tracking Array (DFTA) far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Visit Andrea Electronics' website at www.AndreaElectronics.com or call 1-800-707- 5779.


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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward- looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the "Company"). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and could cause them to differ materially from those expressed in any forward- looking statements:

the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company's funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; the Company's continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors; the emergence of new competitors in the marketplace; the Company's ability to compete successfully against established competitors with greater resources; the uncertainty of future governmental regulation; the Company's ability to obtain additional funds; and general economic conditions. These and other similar factors are discussed under the heading "Cautionary Statement Regarding Forward-looking statements" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K and in the Company's Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.